Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Mortgage Asset Securitization Transactions, Inc. for the registration of MASTR Asset Backed Securities Trust 2006-AB1, in the registration statement on Form S-3 (No. 333-124678) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of Mortgage Asset Securitization Transactions, Inc. dated February 22, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 22, 2006